Exhibit 23.5
[Letterhead of Netherland, Sewell & Associates, Inc.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Marathon Oil Corporation to be filed with the U.S. Securities and Exchange Commission on or about February 28, 2014, of all references to our firm and information from our summary reports on the estimated quantities of certain proved reserves of oil and gas as of December 31, 2010, December 31, 2011, and December 31, 2012, included in or made a part of Marathon Oil Corporation's Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading "Experts" in the prospectus forming part of such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons
By:
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
February 28, 2014